Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-199430 of our report dated July 22, 2014 (September 10, 2014 as to the effects of the restatement discussed in Note 22), relating to the financial statements and financial statement schedule of VeriSilicon Holdings Co., Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 22), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

October 30, 2014